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                                                                   EXHIBIT 10.10

                                  NOVELL, INC.
                        SENIOR MANAGEMENT SEVERANCE PLAN


                                    ARTICLE I
                                  INTRODUCTION

        The Novell, Inc. Senior Management Severance Plan (the "Plan") was established effective April 11, 2000. The purpose of the Plan is to provide severance benefits to certain eligible senior management employees of Novell, Inc. (the "Company") whose active employment with the Company is involuntarily terminated by the Company. This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company with respect to the employees covered hereby. This Plan amends and restates the Novell, Inc. Senior Management Severance Plan (effective November 1, 1997).

                                   ARTICLE II

                          DEFINITIONS AND CONSTRUCTION

        Whenever used in the Plan, the following terms shall have the meanings set forth below.

        A. Base Salary. "Base Salary" shall mean the Participant's gross annual base salary, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding the Involuntary Termination or Involuntary Termination Following a Change in Control.

        B. Benefits Continuation Period. "Benefits Continuation Period" shall mean the period set forth in a Participant's Notice of Participation.

        C. Board. "Board" shall mean the Board of Directors of the Company.

        D. Cause. "Cause" shall mean (i) the Participant's continued violations of the Participant's obligations which are demonstrably willful or deliberate on the Participant's part after there has been delivered to the Participant a written demand for performance from the Company which describes the basis for the Company's belief that the Participant has not substantially performed his or her duties, (ii) the Participant's engaging in willful misconduct which is injurious to the Company or its affiliates, (iii) the Participant's committing a felony, an act of fraud against or the misappropriation of property belonging to the Company or its affiliates, (iv) the Participant's breaching, in any material respect, terms of any confidentiality or proprietary information agreement between the Participant and the Company, or (v) a determination by the Plan Administrator that the Participant has committed a material violation of the Standards of Employee Conduct, which standards may be altered from time to time by the Company, as defined in the most current version of the Company's Employee Handbook.



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        E. Change in Control. A "Change in Control" shall be deemed to have occurred if: (i) Novell sells or otherwise disposes of all or substantially all of its assets; (ii) there is a merger or consolidation of Novell with any other corporation or corporations, provided that the shareholders of Novell, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor corporation; or (iii) any person or entity, including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" (as defined in the Exchange Act) of Common Stock of Novell representing 50% or more of the combined voting power of the voting securities of Novell (exclusive of persons who are now officers or directors of Novell).

        F. COBRA. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

        G. Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

        H. Company. "Company" shall mean Novell, Inc., any subsidiary corporations, any successor entities as provided in Article VIII hereof, and any parent or subsidiaries of such successor entities.

        I. Disability. "Disability" shall mean that the Participant has been unable to perform his or her duties as an Employee as the result of incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Company of its intention to terminate the Participant's employment. In the event that the Participant resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

        J. Effective Date. "Effective Date" shall mean April 11, 2000.

        K. Employee. "Employee" shall mean a full-time regular employee of the Company.

        L. Involuntary Termination. "Involuntary Termination" shall mean (i) without the Participant's express written consent, a comprehensive and substantial reduction in all or most of the Participant's primary duties, authority and responsibilities compared to the Participant's duties, authority and responsibilities immediately prior to such reduction; (ii) without the Participant's express written consent, a significant reduction in the Participant's Base Salary compared to the Participant's Base Salary in effect immediately prior to such reduction; provided, however, that a reduction in the Participant's Base Salary of less than twenty percent (20%) or a reduction in the Participant's Base Salary that is part of an overall reduction in compensation also applied to other senior executives of the Company as a result of decreased business performance by the Company or one of its business units, shall not constitute an Involuntary Termination; (iii) any purported termination of the Participant by the Company that is not effected for Disability or Cause; or (iv) the



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failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Article IX.

        M. Involuntary Termination Following a Change in Control. "Involuntary Termination Following a Change in Control" shall mean as a direct result of a Change in Control: (i) without the Participant's express written consent, a significant reduction of the Participant's duties, position or responsibilities, or the removal of the Participant from such position and responsibilities, unless the Participant is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (ii) without the Participant's express written consent, a significant reduction in the Participant's Base Salary compared to the Participant's Base Salary in effect immediately prior to such reduction; provided, however, that a reduction in the Participant's Base Salary of less than twenty percent (20%) or a reduction in the Participant's Base Salary that is part of an overall reduction in compensation also applied to other senior executives of the Company as a result of decreased business performance by the Company or one of its business units, shall not constitute an Involuntary Termination Following a Change in Control; (iii) without the Participant's express written consent, the relocation of the Participant to a facility or a location more than thirty-five
(35) miles from the Participant's then present location; (iv) any purported termination of the Participant by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (v) the failure of the Company to obtain the assumption of this Agreement by any successors in the event of a change of control.

        N. Notice of Participation. "Notice of Participation" shall mean an individualized written notice of participation in the Plan from an authorized officer of the Company.

        O. Participant. "Participant" shall mean an individual who meets the eligibility requirements of Article III.

        P. Plan. "Plan" shall mean this Novell, Inc. Senior Management Severance Plan.

        Q. Plan Administrator. "Plan Administrator" shall mean the Board of Directors of the Company, or its committee or designate, as shall be administering the Plan.

        R. Plan Year. "Plan Year" shall mean the Company's fiscal year.

        S. Restricted Business. "Restricted Business" shall mean (i) the design, development, manufacture, marketing or support of local or wide area network products, computer operating systems, applications products, or any other software products of the type designed, developed, manufacturer, sold or supported by the Company or as proposed to be designed, developed, manufactured, sold or supported by the Company pursuant to a development project that is actually being pursued during the term of this Plan; and (ii) any business that competes directly or indirectly with the hardware and software business of the Company.

        T. Restricted Territory. "Restricted Territory" shall mean the counties, cities or states of the United States.



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        U. Severance Payment. "Severance Payment" shall mean the payment of severance compensation as provided in Article IV hereof.

        V. Severance Payment Percentage. "Severance Payment Percentage" shall mean, for each Participant, the Severance Payment Percentage set forth in such Participant's Notice of Participation.

        W. Target Bonus. "Target Bonus" shall mean the annual percentage of Participant's Base Salary which is available as a potential bonus.


                                   ARTICLE III

                                   ELIGIBILITY

        A. Waiver. As a condition of receiving benefits under the Plan, an Employee must sign a general waiver and release (the "Release") on a form provided by the Company and not revoke the Release within the time permitted under applicable state or federal law.

        B. Participation in Plan. Each Employee who is designated by the Plan Administrator and who signs and timely returns to the Company a Notice of Participation shall be a Participant in the Plan. A Participant shall cease to be a Participant in the Plan with respect to future Plan Years upon receiving written notice from the Plan Administrator, in accordance with Article IX.A herein, at least ten (10) days prior to the beginning of any Plan Year, unless such Participant has incurred an Involuntary Termination or Involuntary Termination Following a Change in Control prior to the receipt of such notice. A Participant entitled to benefits hereunder shall remain a Participant in the Plan until the full amount of the benefits has been delivered to the Participant.

        C. Benefit Ineligibility. Employees are not eligible for benefits under this Plan under any of the following conditions: (i) if he or she is a temporary employee or temporary agency worker; (ii) if the Company is not treating the individual as a common-law employee, as conclusively evidenced by its failure to withhold taxes from the individual's compensation, even if the individual is determined by a governmental agency or court to be a common-law employee of the Company; (iii) if he or she is covered under a separate written agreement or employment contract with the Company relating to severance benefits that is in effect at the time of his or her termination of employment with the Company;
(iv) if he or she is on an unpaid leave of absence without a right of reinstatement; or (v) if he or she is otherwise ineligible under Article IV of this Plan.


                                   ARTICLE IV

                               SEVERANCE BENEFITS

        A. Upon an Involuntary Termination Other than for Cause and Other than Following a Change in Control. If the Participant's employment with the Company terminates as a result of an Involuntary Termination other than for Cause and other than Following a Change in Control, the Participant shall be entitled to receive the following severance benefits:



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                1. Severance Payment. Participant shall receive a cash payment equal to the product obtained by multiplying the Participant's Severance Payment Percentage times the Participant's Base Salary. Any such Severance Payment shall be paid in cash by the Company to the Participant in substantially equal monthly installments, subject to the Participant's compliance with Article VII, and shall be in lieu of any other severance or severance-type benefits to which the Participant may be entitled under any other Company-sponsored plan, practice or arrangement. Notwithstanding the forgoing, the Plan Administrator may, in its sole discretion, pay the Severance Payment in a single, lump sum payment in lieu of monthly installments.

                2. Option Vesting and Restricted Stock.

                        (i)With respect to any Company stock options held by the Participant as of the date of such Involuntary Termination, the Company shall accelerate the vesting of that portion of the Participant's stock options, if any, which would have vested within one (1) year after the date of the Participant's Involuntary Termination, such options to remain exercisable, notwithstanding anything in any other agreement governing such options, for a period of six (6) months after such Involuntary Termination, subject only to the original term of the option; and

                        (ii) With respect to any shares of Company common stock held by the Participant that is, at the time of such Involuntary Termination, subject to the Company's repurchase right upon termination of the Participant's employment ("Restricted Stock"), the Company shall waive such repurchase right as to the number of shares of Restricted Stock that would have vested on the next anniversary of the Restricted Stock grant date.

                3. COBRA Benefits. Participant shall receive a lump sum payment in an amount equal to the cost of COBRA continuation for the Participant's Benefits Continuation Period.

        B. Upon Involuntary Termination Following a Change in Control. If the Participant's employment with the Company terminates as a direct result of an Involuntary Termination Following a Change in Control without Cause within two
(2) months prior to or twelve (12) months following a Change in Control, the Participant shall be entitled to receive the following severance benefits:

                1. Severance Payment. Participant shall receive a cash payment equal to three (3) times Participant's Base Salary and Target Bonus at the time of Participant's Involuntary Termination Following a Change in Control. Any such Severance Payment shall be paid in cash by the Company to the Participant in substantially equal monthly installments, subject to the Participant's compliance with Article VII, and shall be in lieu of any other severance or severance-type benefits to which the Participant may be entitled under any other Company-sponsored plan, practice or arrangement. Notwithstanding the forgoing, the Plan Administrator may, in its sole discretion, pay the Severance Payment in a single, lump sum payment in lieu of monthly installments.

                2. Option Vesting and Restricted Stock.

                        (i) With respect to any Company stock options held by the Participant as of the date of such Involuntary Termination Following a Change in Control, the Company shall accelerate the vesting of that portion of the Participant's stock options, if any, which would have



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vested within two (2) years after the date of the Participant's Involuntary
Termination Following a Change in Control, such options to remain exercisable, notwithstanding anything in any other agreement governing such options, for a period of one (1) year after such Involuntary Termination Following a Change in Control, but in no event later than the expiration of such options as set forth in the option agreement(s); and

                        (ii) With respect to any shares of Company common stock held by the Participant that is, at the time of such Involuntary Termination Following a Change in Control, subject to the Company's repurchase right upon termination of the Participant's employment ("Restricted Stock"), the Company shall waive such repurchase right as to the number of shares of Restricted Stock that would have vested on the next two (2) anniversaries of the Restricted Stock grant date.

                3. COBRA Benefits. Participant shall receive a lump sum payment in an amount equal to the cost of COBRA continuation for a period of thirty-six
(36) months after Participant's Involuntary Termination Following a Change in Control.

        C. Voluntary Resignation; Termination For Cause. If the Participant's employment terminates by reason of the Participant's voluntary resignation (and is not an Involuntary Termination and is not an Involuntary Termination Following a Change in Control), or if the Company terminates the Participant for Cause, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company's then existing benefit plans and policies at the time of such termination.

        D. Disability; Death. If the Participant's employment terminates by reason of the Participant's death, or by reason of Participant's Disability, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company's then existing benefit plans and policies at the time of such death or Disability.

        E. Integration with Other Payments. Should the Plan Administrator, in its sole and absolute discretion, determine that any other benefits are or may become payable, including but not limited to workers' compensation wage replacement benefits, severance pay, or similar benefits under benefit plans, severance programs, employment contracts, or applicable laws such as the Workers' Adjustment and Retraining Notification (WARN) Act, Participant's benefits under this Plan will be reduced accordingly or alternatively, benefits previously paid under the Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator will determine how to apply this provision, and may override other provisions in this Plan in doing so.

        F. Time of Payment. Severance Payments will be paid as soon as administratively feasible after Participant's termination of employment, except that Participant's Severance Payments will not be payable until the expiration of any revocation time under applicable state and federal law.

                                    ARTICLE V



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          GOLDEN PARACHUTE EXCISE TAX AND NON-DEDUCTIBILITY LIMITATIONS

        In the event that a payment or benefit received or to be received by the Participant could result in all or portion of such payment to be subject to the excise tax under Section 4999 of the Code, then the Participant's payment shall be either (i) the full payment, or (ii) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Article V shall be made by Ernst & Young or any other nationally recognized accounting firm that is the Company's outside auditor at the time of such determination (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determination to the Company and the Participant. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling the Participant to a payment under this Plan. For purposes of making a calculation required by this Article, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the applications of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Article. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with the any calculations contemplated by this Article.

                                   ARTICLE VI

                        POOLING OF INTERESTS LIMITATIONS

        To the extent any of the benefits (including the equity compensation vesting acceleration) hereunder would cause a contemplated Change in Control transaction that was intended to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles, as determined by the Accounting Firm, then this Agreement shall automatically be deemed amended to provide Employee with such lesser benefits as would allow for the contemplated Change in Control transaction to be accounted for as a "pooling-of-interests" transaction.

                                   ARTICLE VII

                   COVENANTS NOT TO COMPETE AND NOT TO SOLICIT

        In the event of a Participant's Involuntary Termination other than for Cause or Involuntary Termination Following a Change in Control, the Company's obligations to provide severance pay as provided in Article IV.A and Article IV.B shall be expressly conditioned upon the Participant's covenants not to compete and not to solicit as provided herein. In the event the Participant breaches his or her obligations to the Company as provided herein, the Company's obligations to make



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severance payments to the Participant pursuant to Article IV.A and Article IV.B shall cease, without prejudice to any other remedies that may be available to the Company.

        A. Covenant Not to Compete. For a period of one (1) year following a Participant's Involuntary Termination other than for Cause or Involuntary Termination Following a Change in Control, the Participant shall not directly or indirectly, engage in (whether as employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Plan Administrator. For this purpose, ownership of no more than .5% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

        B. Covenant Not to Solicit. The Participant shall not, for a period of one (1) year after the Participant's Involuntary Termination other than for Cause or Involuntary Termination Following a Change in Control: (i) solicit, encourage or take any other action which is intended to induce any other employee of the Company to terminate his or her employment with the Company; or
(ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company. The foregoing shall not prohibit the Participant or any entity with which the Participant may be affiliated from hiring a former employee of the Company, provided that such hiring results exclusively from such former employee's affirmative response to a general recruitment effort.

        C. Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants, one for each county, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such paragraphs, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Plan for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

        D. Reasonableness. In the event that the provisions of this Article VII shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

                                  ARTICLE VIII

                         EMPLOYMENT STATUS; WITHHOLDING

        A. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment. The Participant's employment is and shall continue to be at-will, as defined under applicable law. If the Participant's employment with the Company or a successor



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entity terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company's established employee plans and practices or other agreements with the Company at the time of termination.

        B. Taxation of Plan Payments. All amounts paid pursuant to this Plan shall be subject to regular payroll and withholding taxes.

                                   ARTICLE IX

                     SUCCESSORS TO COMPANY AND PARTICIPANTS

        A. Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

        B. Participant's Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

                                    ARTICLE X

                       DURATION, AMENDMENT AND TERMINATION

        A. Duration. This Plan shall be effective for consecutive one year periods unless terminated by the Board, provided that any such termination shall be effective only with respect to future Plan Years. Participants shall be given notice of a Plan termination within thirty (30) days of the Board's decision. A termination of this Plan pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of this Plan.

        B. Amendment and Termination. The Board or, if authorized by the Board, the Plan Administrator, shall have the discretionary authority to amend the Plan prior to a Change-in-Control by resolution adopted by at least two-thirds of the Board or the Plan Administrator, as applicable, provided that no such amendment shall reduce the benefits for which Participants may be eligible under the Plan. Subject to the provisions of Article X.A above, the Plan may be terminated prior to a Change-in-Control by resolution adopted by at least two-thirds of the Board. If a Change-in-Control occurs, the Plan no longer shall be subject to amendment, change or termination in any respect.


                                   ARTICLE XI



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                               PLAN ADMINISTRATION

        A. Plan Administrator. The Plan shall be administered by the Plan Administrator.

                (1) Subject to the provisions set forth in this Plan and to the specific duties delegated by the Board of Directors to the Plan Administrator, the Company as the Plan Administrator shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Plan Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:

        X discretionary authority to construe and interpret the terms of the Plan, to determine eligibility (including a determination whether a Participant has experienced a comprehensive and substantial reduction in the Participant's duties, authority and responsibilities as described in Article II.L and Article II.M), and to determine the amount, manner and time of payment of any benefits hereunder;

        X to prescribe procedures to be followed by the Participants for purposes of Plan participation and distribution of benefits; and

        X to take such other action as may be necessary and appropriate for the proper administration of the Plan.

        B. Procedures. The Plan Administrator may adopt such rules, regulations and bylaws and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. Any rule or decision that is not inconsistent with the provisions of the Plan shall be conclusive and binding upon all persons affected by it, and there shall be no appeal from any ruling by the Plan Administrator that is within its authority, except as otherwise provided herein.

                                   ARTICLE XII

                          CLAIMS AND APPEALS PROCEDURES

        A. Claim Dispute. If any person (Claimant) believes that benefits are being denied improperly, the Claimant must file a formal written claim with the Plan Administrator. Any claim may only relate to a matter under the Plan and not to any matter under the separation procedures or any other Company policy, practice or procedure.

        B. Time for Filing Claims. A formal claim must be filed within ninety
(90) days after the date the Claimant first knew or should have known of the facts upon which the claim is based, unless the Plan Administrator in writing consents otherwise.

        C. Claim Procedure. A written claim should be sent to the General Counsel, Novell, Inc., 2211 North First Street, San Jose, California 95131.



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                If the written claim is denied, in whole or in part, the
Claimant will receive notice from the General Counsel, including the specific reason for the denial, within ninety (90) days of the date the claim was received. In some cases, more than ninety (90) days may be needed to make a decision. In such cases, the Claimant will be notified in writing, within the initial ninety (90) day period, of the reason more time is needed. An additional ninety (90) days may be taken to make the decision if the Claimant is sent such a notice. The extension notice will show the date by which the decision will be sent.

                If no response is received by Claimant within the ninety (90) day period, the claim is considered denied.

                The appeal procedure which follows gives the rules for appealing a denied claim.

        D. Appeal Procedures. A claimant may use this procedure if:

                X no reply at all is received by the claimant within ninety (90) days after filing the claim;

                X a notice has extended the time an additional ninety (90) days and no reply is received within one-hundred-and-eighty (180) days after filing the claim; or

                X written denial of the claim for benefits or other matters is received within the proper time limit and the Claimant wishes to appeal the written denial.

        If a claim for benefits is denied, in whole or in part, either expressly or by virtue of the Claimant not having received a reply, the Claimant or other duty authorized person, may appeal this denial in writing within sixty (60) days after the denial is or should have been received. Written request for review of any denied claim should be sent directly to the Novell, Inc. Senior Management Severance Plan Appeal Committee, Legal Department, Novell, Inc., 2211 North First Street, San Jose, California 94131, Attn: General Counsel. The Plan Administrator serves as the final review under the Plan for all Participants. Unless the Plan Administrator sends notice in writing that the claim is a special case needing more time, the Plan Administrator will conduct a review and decide on the appeal of the denied claim within sixty (60) days after receipt of the written request for review. If more time is required to make a decision, the Plan Administrator will send notice in writing that there will be a delay and give the reasons for the delay. In such cases, the Plan Administrator may have sixty (60) days more, a total of one-hundred-and-twenty (120) days, to make its decision.

                Procedure:

                If the Claimant sends a written request for review of a denied claim, the Claimant has the right to:



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                X       Review pertinent Plan documents which may be obtained by
                        sending a written claim to the General Counsel, Novell, Inc., 2211 North First Street, San Jose, California 95131, and

                X Send to the Plan Administrator a written statement of the issues and any other documents in support of the claim for benefits or other matter upon review.

                The Plan Administrator's decision shall be given to the Claimant in writing within sixty (60) days or, if extended, one-hundred-and-twenty (120) days, and shall include specific reasons for the decision. If the Plan Administrator does not give its decision on review within the appropriate time span, the Claimant may consider the claim denied.

                The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and appeal procedures to resolve any claim. Therefore, if a Claimant seeks to resolve any claim by any means other than the prescribed claims and appeals procedures, he or she must repay all benefits received under this Plan and shall not be entitled to any further Plan benefits.

                                  ARTICLE XIII

                                     NOTICE

        A. General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Company's General Counsel, 2211 North First Street, San Jose, California 95131.

        B. Notice of Termination by the Company. Any termination by the Company of the Participant's employment with the Company shall be communicated by a notice of termination to the Participant at least fourteen (14) days prior to the date of such termination (or at least thirty (30) days prior to the date of a termination by reason of the Participant's Disability). Such notice shall indicate the specific termination provision or provisions in this Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.

        C. Notice by the Participant of Involuntary Termination by the Company and Involuntary Termination Following a Change in Control. In the event that the Participant determines that an Involuntary Termination or an Involuntary Termination Following a Change in Control has occurred, the Participant shall give written notice to the Company that such Involuntary Termination or Involuntary Termination Following a Change in Control has occurred. Such notice shall be delivered by the Participant to the Company within ninety (90) days following the date on which such Involuntary Termination or Involuntary Termination Following a Change in Control occurred, shall indicate the specific provision or provisions in this Plan upon which the Participant relied to



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

make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination or Involuntary Termination Following a Change in Control shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

        A. No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any benefits contemplated by this Plan, nor shall any such benefits be reduced by any earnings or benefits that the Participant may receive from any other source.

        B. Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        C. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection shall be void. However, payments and benefits under the Plan may be reduced or offset by any amount a Participant may owe the Company, to the extent permitted by applicable law.

        D. Assignment by Company. The Company may assign its rights under this Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term "Company" when used in this Plan shall mean the corporation that actually employs the Participant.



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